Exhibit 99.1
AMERICOLD REALTY TRUST ANNOUNCES FIRST QUARTER 2018 RESULTS

- Global Warehouse Segment Revenue Growth of 3.9% and Contribution (NOI) Growth of 7.2% -
- Reports Core FFO of $0.27 and AFFO of $0.31 Per Diluted Common Share -
- Completed Initial Public Offering -

Atlanta, GA, May 10, 2018 - Americold Realty Trust (NYSE: COLD) (the "Company"), the world’s largest owner and operator of temperature-controlled warehouses, today announced financial and operating results for the first quarter ended March 31, 2018.

“Our first quarter 2018 results demonstrate the ongoing strength of our business, including same store Global Warehouse segment revenue and contribution (NOI) increases of 4.0% and 6.5%, respectively. The same store contribution (NOI) growth was primarily driven by favorable customer mix, increase in number of fixed commitment contracts, and productivity improvements across our network. We continue to make progress within our development pipeline as we work to support our customers and market growth opportunities. In the first quarter 2018, we completed our initial public offering and simultaneously closed on our $925.0 million dollar credit facility. As the first publicly traded REIT in the temperature-controlled infrastructure and supply chain industry, we believe we are well positioned for continued growth and creating long-term shareholder value” stated Fred Boehler, President and Chief Executive Officer of Americold Realty Trust.

First Quarter 2018 Highlights

•	Total revenue was $391.1 million, a 4.9% increase over the same quarter last year; Global Warehouse segment revenue was $286.5 million, a 3.9% increase over the same quarter last year

•
Total contribution (NOI) was $97.3 million, a 7.0% increase over the same quarter last year; Global Warehouse segment contribution (NOI) was $89.6 million, a 7.2% increase over the same quarter last year

•
Net loss of $8.6 million, or $0.08 per diluted common share, compared to net income of $4.4 million from the same quarter last year; excluding $21.1 million of non-cash deferred financing costs, net income for the quarter would have been $12.5 million, or $0.10 per diluted common share

•	Core EBITDA of $71.7 million, a 6.5% increase over the same quarter last year

•	Core Funds from Operations ("Core FFO") of $34.8 million, or $0.27 per diluted common share

•	Adjusted Funds from Operations (“AFFO”) of $39.9 million, or $0.31 per diluted common share

•	Global Warehouse segment same store revenue grew 4.0% to $280.5 million, with segment contribution (NOI) improving 6.5% to $89.1 million, both over prior year

•	Completed initial public offering ("IPO") in January 2018, generating net proceeds of $494 million to the Company

•	Closed $925 million senior secured credit facility

First Quarter 2018 Total Company Financial Results
Total revenue for the first quarter ended March 31, 2018 was $391.1 million, a 4.9% increase from the same quarter of the prior year. This growth was largely driven by a more favorable customer mix, a shift to a greater number of fixed commitment storage contracts, and contractual rate escalations within the Global Warehouse segment.

For the first quarter of 2018, the Company reported a net loss of $8.6 million, or $0.08 per diluted share, compared to net income of $4.4 million for the same quarter of the prior year. This decrease was primarily driven by the write-off of $21.1 million of non-cash deferred financing costs associated with the refinancing of debt in conjunction with the Company's January 2018 initial public offering ("IPO"). Excluding this charge, net income for the quarter would have been $12.5 million, or $0.10 per diluted common share.

Total contribution (NOI) for the first quarter ended March 31, 2018 increased 7.0% to $97.3 million, compared to $91.0 million for the same quarter of the prior year.

Core EBITDA was $71.7 million for the first quarter of 2018, compared to $67.3 million for the same quarter of the prior year. This reflects a 6.5% increase over prior year while absorbing approximately $1.5 million of additional recurring public company expenses incurred in the first quarter of 2018.

For the first quarter of 2018, Core FFO was $34.8 million, or $0.27 per diluted share, compared to $22.7 million for same quarter of the prior year.

For the first quarter of 2018, AFFO was $39.9 million, or $0.31 per diluted share, compared to $26.8 million for same quarter of the prior year. AFFO excludes certain expenses and income items that do not represent core expenses and income streams.

Please see the Company's supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.

As a result of the Company going public subsequent to January 1, 2018, the weighted average share count used to derive the first quarter 2018 per share metrics reflects the timing of the offering.

First Quarter 2018 Global Warehouse Segment Results
For the first quarter of 2018, Global Warehouse segment revenues were $286.5 million, an increase of $10.7 million, or 3.9%, compared to $275.8 million for the first quarter of 2017. This growth was primarily driven by a more favorable customer mix, a shift to a greater number of fixed commitment storage contracts, and contractual rate escalations.

Warehouse segment contribution (NOI) was $89.6 million, or 31.3% of segment revenue for the first quarter of 2018, compared to $83.5 million, or 30.3% of revenue, for the prior year. This represents 7.2% improvement in segment profitability over the first quarter 2017 and an expansion of 100 basis points in segment margin period-over-period. The year over year profit growth was driven primarily by a more favorable customer mix, a shift to a greater number of fixed commitment storage contracts, and labor and other productivity improvements. The Company continues to generate productivity improvements with its ongoing focus on continuous improvement initiatives driven by further adoption of its Americold Operating System ("AOS").

The Company ended the first quarter of 2018 with 146 total facilities in its Global Warehouse segment portfolio. Of the 146 total facilities, 138 meet the Company’s definition of facilities with at least 24 months of consecutive "normalized operations" and are reported as "same store." The remaining eight facilities are in various stages of operations and are classified as "non-same store."

The tables below summarize the first quarter 2018 Global Warehouse full segment and same store metrics compared to the same period a year ago:

Global Warehouse - Total	Three Months Ended March 31,		Change
Dollars in thousands	2018	2017
Global Warehouse revenues:
Rent and storage	$125,727	$119,666	5.1%
Warehouse services	160,790	156,141	3.0%
Total Warehouse revenues	286,517	275,807	3.9%
Global Warehouse contribution (NOI)	$89,570	$83,520	7.2%
Global Warehouse margin	31.3%	30.3%	100 bps

Units in thousands except per pallet data
Global Warehouse rent and storage:
Occupancy
Average occupied pallets	2,447	2,469	(0.9)%
Average physical pallet positions	3,212	3,184	0.9%
Occupancy percentage	76.2%	77.6%	-140 bps
Same store rent and storage revenues per occupied pallet	$51.38	$48.47	6.0%
Global Warehouse services:
Throughput pallets	6,645	6,799	(2.3)%
Same store warehouse services revenues per throughput pallet	$24.20	$22.97	5.4%

Global Warehouse - Same Store	Three Months Ended March 31,		Change
Dollars in thousands	2018	2017
Global Warehouse same store revenues:
Rent and storage	$122,977	$116,661	5.4%
Warehouse services	157,502	152,999	2.9%
Total same store revenues	280,479	269,660	4.0%
Global Warehouse same store contribution (NOI)	$89,126	$83,706	6.5%
Global Warehouse same store margin	31.8%	31.0%	80 bps

Units in thousands except per pallet data
Global Warehouse same store rent and storage:
Occupancy
Average occupied pallets	2,375	2,416	(1.7)%
Average physical pallet positions	3,112	3,096	0.5%
Occupancy percentage	76.3%	78.0%	-170 bps
Same store rent and storage revenues per occupied pallet	$51.77	$48.30	7.2%
Global Warehouse same store services:
Throughput pallets	6,499	6,657	(2.4)%
Same store warehouse services revenues per throughput pallet	$24.24	$22.98	5.5%

Fixed Commitment Rent and Storage Revenue
Annualized committed rent and storage revenue was $197.7 million, which represented 38.9% of total Warehouse segment rent and storage revenue for the quarter ended March 31, 2018.

Capital and Balance Sheet Activity
In January 2018, the Company completed its IPO and issued 33.4 million common shares at $16.00 per share, including the full exercise of the underwriters’ option to purchase additional shares, raising aggregate net proceeds to the Company of approximately $494.0 million after deducting the underwriting discount and offering expenses. In connection with the IPO, the Company closed on its new $925.0 million senior secured credit facility, consisting of a five-year, $525.0 million senior secured term loan A facility and a three-year, $400.0 million senior secured revolving credit facility. Subsequently, the Company used the proceeds to repay its term loan B facility and outstanding construction loan debt aggregating $827.5 million and repaid $50 million of its outstanding term loan A facility while increasing its revolver capacity by $50 million.

At March 31, 2018, the Company had total liquidity of approximately $610.0 million, including cash and capacity on its revolving credit facility. Total debt outstanding was $1.57 billion (including $157.0 million of capital leases/sale leasebacks), with a weighted average term of 4.4 years. The Company has no material debt maturities during the remainder of 2018 and all of 2019. At March 31, 2018, 64% of the Company's total debt outstanding was at a fixed rate and on a trailing twelve month basis, its net debt to Core EBITDA was approximately 4.7x. The Company's weighted average effective interest rate on outstanding indebtedness was 5.39%.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, May 10, 2018 at 5:00 p.m. Eastern Time to discuss first quarter 2018 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust's website at www.americold.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can also be accessed by dialing 1-877-407-4018 or 1-201-689-8471. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13679036. The telephone replay will be available starting shortly after the call until May 24, 2018.

The Company’s supplemental package will be available prior to the conference call in the Investor Relations section of the Company’s website at http://ir.americold.com.

About the Company
Americold is the world’s largest owner and operator of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 158 temperature-controlled warehouses, with approximately 934 million cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers. Americold serves approximately 2,400 customers and employs approximately 11,000 associates worldwide.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO, AFFO, EBITDAre, Core EBITDA and same store segment revenue and contribution. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a reconciliation from FFO to core FFO and AFFO, and definitions of FFO, and core FFO are included below. A reconciliation from U.S. GAAP net income available to common stockholders to EBITDAre and Core EBITDA, a definition of Core EBITDA and definitions of net debt to Core EBITDA are included below.

Forward-Looking Statements
This document contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; general economic conditions; risks associated with the ownership of real estate and temperature-controlled warehouses in particular; defaults or non-renewals of contracts with customers; potential bankruptcy or insolvency of our customers; uncertainty of revenues, given the nature of our customer contracts; increased interest rates and operating costs; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financing; decreased storage rates or increased vacancy rates; difficulties in identifying properties to be acquired and completing acquisitions; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns in respect thereof; acquisition risks, including the failure of such acquisitions to perform in accordance with projections; difficulties in expanding our operations into new markets, including international markets; our failure to maintain our status as a REIT; uncertainties and risks related to natural disasters and global climate change; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us; financial market fluctuations; actions by our competitors and their increasing ability to compete with us; labor and power costs; changes in real estate and zoning laws and increases in real property tax rates; the competitive environment in which we operate; our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements; liabilities as a result of our participation in multi-employer pension plans; the cost and time requirements as a result of our operation as a publicly traded REIT; the concentration of ownership by funds affiliated with The Yucaipa Companies, The Goldman Sachs Group, Inc., and Fortress Investment Group, LLC; changes in foreign currency exchange rates; and the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares. Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this documents include, among others, statements about our expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and our other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.
Contacts:
Americold Realty Trust
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Condensed Consolidated Balance Sheets
(In thousands, except shares and per share amounts)
	March 31, 2018	December 31, 2017
	Unaudited
Assets
Property, plant, and equipment:
Land	$389,565	$389,443
Buildings and improvements	1,887,206	1,865,727
Machinery and equipment	549,908	555,453
	2,826,679	2,810,623
Accumulated depreciation and depletion	(1,030,240)	(1,010,903)
Property, plant, and equipment – net	1,796,439	1,799,720
Capitalized leases:
Buildings and improvements	16,827	16,827
Machinery and equipment	59,619	59,389
	76,446	76,216
Accumulated depreciation	(42,996)	(41,051)
Capitalized leases – net	33,450	35,165
Cash and cash equivalents	193,868	48,873
Restricted cash	19,394	21,090
Accounts receivable – net of allowance of $5,804 and $5,309 at March 31, 2018 and December 31, 2017, respectively	178,649	200,006
Identifiable intangible assets – net	26,239	26,645
Goodwill	188,096	188,169
Investments in partially owned entities	15,935	15,942
Other assets	41,685	59,287
Total assets	$2,493,755	$2,394,897
Liabilities, Series B Preferred Shares and shareholders’ equity (deficit)
Liabilities:
Borrowings under revolving line of credit	$—	$—
Accounts payable and accrued expenses	232,737	241,259
Construction loan - net of deferred financing costs of $179 at December 31, 2017	—	19,492
Mortgage notes and term loans - net of discount and deferred financing costs of $15,935 and $31,996, in the aggregate, at March 31, 2018 and December 31, 2017, respectively	1,398,227	1,721,958
Sale-leaseback financing obligations	120,911	121,516
Capitalized lease obligations	36,078	38,124
Unearned revenue	18,200	18,848
Pension and postretirement benefits	16,105	16,756
Deferred tax liability - net	20,423	21,940
Multi-Employer pension plan withdrawal liability	9,086	9,134
Total liabilities	1,851,767	2,209,027
Commitments and Contingencies
Preferred shares of beneficial interest, $0.01 par value – authorized 375,000 Series B Cumulative Convertible Voting and Participating Preferred Shares; aggregate liquidation preference of $375,000; zero and 375,000 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	—	372,794
Shareholders’ equity (deficit):
Preferred shares of beneficial interest, $0.01 par value – authorized 1,000 Series A Cumulative Non-Voting Preferred Shares; aggregate liquidation preference of $125; zero and 125 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	—	—
Common shares of beneficial interest, $0.01 par value – authorized 250,000,000 shares; 142,513,448 and 69,370,609 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	1,425	694
Paid-in capital	1,255,094	394,082
Accumulated deficit and distributions in excess of net earnings	(613,363)	(581,470)
Accumulated other comprehensive loss	(1,168)	(230)
Total shareholders’ equity (deficit)	641,988	(186,924)
Total liabilities, Series B Preferred Shares and shareholders’ equity (deficit)	$2,493,755	$2,394,897

Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended March 31,
	2018	2017
Revenues:
Rent, storage, and warehouse services revenues	$286,517	$275,807
Third-party managed services	63,876	58,367
Transportation services	38,345	36,181
Other revenues	2,403	2,559
Total revenues	391,141	372,914
Operating expenses:
Rent, storage, and warehouse services cost of operations	196,947	192,287
Third-party managed services cost of operations	60,099	55,379
Transportation services cost of operations	34,751	32,628
Cost of operations related to other revenues	2,057	1,656
Depreciation, depletion, and amortization	29,408	29,408
Selling, general and administrative	31,947	24,770
Total operating expenses	355,209	336,128

Operating income	35,932	36,786

Other (expense) income:
Loss from partially owned entities	(139)	(27)
Interest expense	(24,495)	(27,727)
Interest income	623	257
Loss on debt extinguishment and modification	(21,385)	(171)
Foreign currency exchange gain (loss)	680	(2,773)
Other income (expense), net	56	(467)
(Loss) income before income tax	(8,728)	5,878
Income tax (expense) benefit:
Current	(1,067)	(2,242)
Deferred	1,156	748
Total income tax benefit (expense)	89	(1,494)

Net (loss) income	$(8,639)	$4,384
Less distributions on preferred shares of beneficial interest - Series A	(1)	—
Less distributions on preferred shares of beneficial interest - Series B	(1,817)	(7,109)
Less accretion on preferred shares of beneficial interest – Series B	—	(220)
Net loss attributable to common shares of beneficial interest	$(10,457)	$(2,945)

Weighted average common shares outstanding – basic	124,433	69,931
Weighted average common shares outstanding – diluted	124,433	69,931

Net loss per common share of beneficial interest - basic	$(0.08)	$(0.04)
Net loss per common share of beneficial interest - diluted	$(0.08)	$(0.04)

Distributions declared per common share of beneficial interest	$0.15	$0.07

Reconciliation of Net Earnings to NAREIT FFO, Core FFO and AFFO
(In thousands)
	Three Months Ended
	March 31, 2018	March 31, 2017
Net (loss) income	$(8,639)	$4,384
Adjustments:
Real estate related depreciation and depletion	22,174	21,433
Net (gain) loss on sale of depreciable real estate	—	—
Impairment charges on certain real estate assets	—	—
Real estate depreciation on China JV	270	268
NAREIT Funds from operations	13,805	26,085
Less distributions on preferred shares of beneficial interest	(1,818)	(7,109)
NAREIT Funds from operations attributable to common shareholders	$11,987	$18,976
Adjustments:
Net (gain) loss on sale of non-real estate assets	(148)	(99)
Non-offering related IPO expenses (a)	1,245	—
Stock-based compensation expense, IPO grants	965	—
Severance and reduction in workforce costs (b)	11	—
Terminated site operations costs (c)	—	(3)
Strategic alternative costs	—	842
Impairment of partially owned entities (d)	—	—
Loss on debt extinguishment and modification	21,385	171
Inventory asset impairment	—	—
Foreign currency exchange (gain) loss	(680)	2,773
Excise tax settlement	—	—
Multi-Employer pension plan withdrawal expense	—	—
Core FFO applicable to common shareholders	$34,765	$22,660
Adjustments:
Amortization of deferred financing costs and debt discount	1,674	2,023
Amortization of below/above market leases	38	38
Straight-line net rent	(5)	(12)
Deferred income taxes (benefit) expense	(1,156)	(748)
Stock-based compensation expense, excluding IPO grants	3,553	587
Non-real estate depreciation and amortization	7,234	7,975
Non-real estate depreciation and amortization on China JV	156	151
Recurring maintenance capital expenditures (e)	(6,383)	(5,905)
Adjusted FFO applicable to common shareholders	$39,876	$26,769

Reconciliation of weighted average and fully diluted shares:
Weighted average basic shares for net income calculation	124,433	n/a
Dilutive stock options and unvested restricted stock units	2,668	n/a
Weighted average dilutive shares for net income calculation	127,101	n/a
Common shares equivalents (d)	20,032	n/a
Fully diluted common shares outstanding at quarter-end (e)	147,133	n/a

NAREIT FFO available to common shareholders - basic per share	$0.10	n/a
NAREIT FFO available to common shareholders - diluted per share	$0.09	n/a
NAREIT FFO available to common shareholders - fully diluted per share at quarter end (e)	$0.08	n/a

Core FFO available to common shareholders - basic per share	$0.28	n/a
Core FFO available to common shareholders - diluted per share	$0.27	n/a
Core FFO available to common shareholders - fully diluted per share at quarter end (e)	$0.24	n/a

Adjusted FFO available to common shareholders - basic per share	$0.32	n/a
Adjusted FFO available to common shareholders - diluted per share	$0.31	n/a
Adjusted FFO available to common shareholders - fully diluted per share at quarter end (e)	$0.27	n/a

(a)	Represents one-time costs and professional fees associated with becoming a public company.
(b)	Represents one-time severance from and reduction in workforce costs associated with exiting or selling non-strategic warehouses.
(c)
Recurring maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

(d)	Fully diluted common share equivalents outstanding at March 31, 2018.
(e)
Assumes i) all post-IPO commons shares were outstanding for the entire quarter, and ii) the exercise of all outstanding stock options and conversion of all outstanding restricted stock units at the beginning of the quarter.

Reconciliation of Net Earnings to EBITDAre and Core EBITDA
(In thousands)
	Three Months Ended March 31,
	2018	2017
Net (loss) income	$(8,639)	$4,384
Adjustments:
Depreciation, depletion and amortization	29,408	29,408
Interest expense	24,495	27,727
Income tax (benefit) expense	(89)	1,494
Adjustment to reflect share of EBITDAre of unconsolidated affiliates	557	571
EBITDAre (a)	$45,732	$63,584
Adjustments:
Severance and reduction in workforce costs (b)	11	—
Terminated site operations cost (c)	—	(3)
Non-offering related IPO expenses (d)	1,245	—
Strategic alternative costs	—	842
Loss from partially owned entities	139	27
(Gain) loss on foreign currency exchange	(680)	2,773
Stock-based compensation expense	4,518	587
Loss on debt extinguishment and modification	21,385	171
Gain on real estate and other asset disposals	(137)	(102)
Reduction in EBITDAre from partially owned entities	(557)	(571)
Core EBITDA	$71,656	$67,308

(a)	Refers to EBITDA for Real Estate in accordance with the standards established by the Board of Governors of NAREIT adopted in the first quarter of 2018.
(b)	Represents one-time severance from prior management team and reduction in workforce costs associated with exiting or selling non-strategic warehouses.
(c)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. These terminations were part of our strategic efforts to exit or sell non-strategic warehouses as opposed to ordinary course lease expirations. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(d)	Represents one-time costs and professional fees associated with becoming a public company.

Revenue and Contribution by Segment (Unaudited)
(In thousands)
	Three Months Ended March 31,
	2018	2017
Segment revenues:
Warehouse	$286,517	$275,807
Third-Party Managed	63,876	58,367
Transportation	38,345	36,181
Quarry	2,403	2,559
Total revenues	391,141	372,914

Segment contribution:
Warehouse	89,570	83,520
Third-Party Managed	3,777	2,988
Transportation	3,594	3,553
Quarry	346	903
Total segment contribution	97,287	90,964

Reconciling items:
Depreciation, depletion, and amortization	(29,408)	(29,408)
Selling, general and administrative	(31,947)	(24,770)
Loss from partially owned entities	(139)	(27)
Interest expense	(24,495)	(27,727)
Interest income	623	257
Loss on debt extinguishment and modification	(21,385)	(171)
Foreign currency exchange gain (loss)	680	(2,773)
Other income (expense), net	56	(467)
(Loss) income before income tax	$(8,728)	$5,878
We view and manage our business through three primary business segments—warehouse, third-party managed and transportation. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, blast freezing, case-picking, kitting and repackaging and other recurring handling services.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services to many of our key customers underscores our ability to offer a complete and integrated suite of services across the cold chain.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation services, we charge a fixed fee.
We also operate a limestone quarry on the land we own around our Carthage, Missouri warehouse, which contains substantial limestone deposits. We do not view the operation of the quarry as an integral part of our business.

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, non-offering related IPO expenses, stock-based compensation expense for the IPO retention grants, severance and reduction in workforce costs, acquisition, diligence and other pursuit costs, loss on debt extinguishment and modification, and foreign currency exchange gain or loss. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of recurring maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.

We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of loan costs, debt discounts and above or below market leases, straight-line rent, provision or benefit from deferred income taxes, stock-based compensation expense from grants of stock options and restricted stock units under our equity incentive plans, non-real estate depreciation, depletion or amortization (including in respect of the China JV), and recurring maintenance capital expenditures. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our quarterly report on Form 10-Q. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation, depletion and amortization, gains or losses on disposition of depreciated property, including gains or losses on change of control, impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustment to reflect share of EBITDAre of unconsolidated affiliates. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDAre further adjusted for impairment charges on intangible and long-lived assets, gain or loss on depreciable real property asset disposals, severance and reduction in workforce costs, non-offering related IPO expenses, loss on debt extinguishment and modification, stock-based compensation expense, foreign currency exchange gain or loss, loss on partially owned entities, and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:

•	these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	these measures do not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use EBITDAre and Core EBITDA as measures of our operating performance and not as measures of liquidity. The tables on page 10 an 11 reconcile EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.